EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ClientLogic Contacts:

Amit Shankardass	Mike Farber/Dawn Sullivan
ClientLogic	Schwartz Communications
+1 615.301.7274	+1 781.684.0770
amitsha@clientlogic.com	clientlogic@schwartz-pr.com

SITEL and ClientLogic Close Merger, Creating a New Global
Business Process Outsourcing Leader

Clients Benefit from Expanded Services, Deeper Expertise and Increased
Geographic Footprint

Nashville, TN-January 30, 2007 -- ClientLogic and SITEL Corporation (NYSE:SWW), both leading global providers of outsourced customer support services, announced today that ClientLogic has completed its acquisition of SITEL Corporation by merger. Under the terms of the definitive agreement announced in October 2006, ClientLogic paid $4.25 per share in cash for all of the outstanding common stock of SITEL.  SITEL’s shareholders approved the acquisition on January 12, 2007.

The combined company is headquartered in Nashville and has over 65,000 associates across 28 countries. The combined company’s revenue of $1.8 billion is generated by providing world-class solutions from on-shore, nearshore and offshore locations across 145+ facilities throughout North America, South America, EMEA and Asia Pacific. Dave Garner, formerly President and CEO of ClientLogic, is the President and CEO of the combined company.

“Today’s closing is an important event for our clients, associates and the industry,” said Mr. Garner. “The combined company is one of the largest providers of customer care and transaction processing services in the Business Process Outsourcing (BPO) market. As companies increasingly turn to trusted BPO partners to manage their customer care and transaction processing needs, qualities like adaptability, a large menu of services, a deep bench of expertise and expansive geographic reach are a requirement. The new company is ideally positioned to meet these needs.”

Today’s merger brings together two synergistic companies with a similar focus on serving clients’ business process outsourcing needs. Clients will benefit from:

o	Delivery of maximum return on customer investment by reducing service costs, increasing revenue per customer and increasing customer retention
o	Utilization of the Right-Shore strategy, leveraging multi-shore facilities to serve clients from various locations, offering a reliable, cost-efficient and flexible customer management strategy
o	Expanded capacity, a larger geographic footprint and a more advanced communications network, offering greater flexibility and choice for clients’ customer service needs
o

Additional complementary service offerings, providing the ability to expand and/or centralize customer care initiatives. The new company’s offerings include: customer service, technical support services, sales and retention programs, back-office processing and receivable/collections

o	Access to a team with deep industry domain experience across multiple verticals, providing clients with strategic insight into their business and how to best achieve measurable results

Mr. Garner concludes, “The two companies are a great fit, sharing like-minded industry focus and service-oriented cultures. Moving forward, we will continue to provide top-quality service to all clients and a positive work environment for all associates. The new company will quickly align talent, processes and technology to achieve maximum client, associate and corporate success.”

About the new company

The new company is a global Business Process Outsourcing (BPO) leader. Formed by the merger of ClientLogic and SITEL in January 2007, the new company meets clients’ customer care and transaction processing needs through 65,000 associates in 28 countries. The new company provides world-class solutions from on-shore, nearshore and offshore locations across 145+ facilities throughout North America, South America, EMEA and Asia Pacific. The new company’s award-winning services provide clients with the strategic insight, scale and diversity of offerings to ensure the best return on their customer investment. The company is privately held and majority owned by Canadian diversified company, Onex Corporation.

###